Exhibit 99.01
OGE Energy Corp. reports second quarter results
•On track for sustained load growth of 1%, driven by affordability and reliability, led by an expected 75MW of new growth in 2021 from large business customers
•Emerging projects driving increase in 2021 investment plan of $75 million

OKLAHOMA CITY — OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (“OG&E”), and holder of 25.5 percent limited partner interest and 50 percent general partner interest in Enable Midstream Partners LP (“Enable”), today reported earnings of $0.56 per diluted share for the three months ended June 30, 2021 compared to earnings of $0.43 per diluted share for the second quarter of 2020.
•OG&E contributed earnings of $0.42 per share in the second quarter, compared with earnings of $0.39 per share in the second quarter last year
•Natural Gas Midstream Operations contributed earnings of $0.16 per share, compared with earnings of $0.10 per share in the second quarter last year
•The holding company reported a loss of $0.02 per share compared to a loss of $0.06 per share in the second quarter of 2020.

“Our strong customer growth of 1.3% over the last year reflects the combination of highly affordable rates and our ability to service commercial expansion in our markets,” said OGE Energy Corp. Chairman, President and CEO Sean Trauschke. “When combined with our full slate of business and economic development activity, we remain on track for sustained load growth of approximately 1% going forward, with many additional opportunities still ahead.”

Second Quarter 2021
OGE Energy Corp.'s net income was $113 million or $0.56 per share in the second quarter, compared to $86 million or $0.43 per share in the year-ago quarter.

OG&E net income was approximately $85 million or $0.42 per share in the second quarter, compared to $79 million or $0.39 per share in the comparable quarter last year. Higher quarterly results were primarily due to the recovery of increased investments and improved load from customer growth partially offset by higher depreciation on a growing asset base and mild weather.

Natural Gas Midstream Operations contributed net income to OGE Energy Corp. of $32 million or $0.16 per share in the second quarter, compared to $19 million or $0.10 per share in the same period in 2020. The increase in net income was driven by higher commodity prices, higher gathering and processing volumes, as well as a benefit from the reduction in the Oklahoma corporate tax rate. In addition, Enable Midstream issued cash distributions to OGE Energy Corp. of approximately $18 million in each of the second quarters of 2021 and 2020.

2021 Outlook
The Company reaffirms its 2021 OG&E earnings guidance, in the lower half of the range, between approximately $352 million and $373 million of net income, or $1.76 to $1.86 per average diluted share. As indicated in its 2020 Form 10-K, OGE Energy Corp. did not issue 2021 consolidated earnings guidance due to Enable not issuing an earnings outlook as a result of the proposed merger between Enable and Energy Transfer. See OGE Energy Corp.'s 2020 Form 10-K for other key factors and assumptions underlying its 2021 guidance.

Conference Call Webcast
OGE Energy Corp. will host a conference call for discussion of the results on Thursday, August 5, at 8 a.m. CDT. The conference will be available through www.ogeenergy.com. OGE Energy Corp. is the parent company of OG&E, a regulated electric utility with approximately 875,000 customers in Oklahoma and western Arkansas. In addition, OGE Energy Corp. holds a 25.5 percent limited partner interest and a 50 percent general partner interest of Enable Midstream, created by the merger of OGE Energy Corp.'s Enogex LLC midstream subsidiary and the pipeline and field services businesses of Houston-based CenterPoint Energy.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “objective”, “plan”, “possible”, “potential”, “project”, “target” and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms as well as inflation rates and monetary fluctuations; the ability to obtain timely and sufficient rate relief to allow for recovery of items such as capital expenditures, fuel

Exhibit 99.01
costs, operating costs, transmission costs and deferred expenditures; prices and availability of electricity, coal, natural gas and natural gas liquids (“NGLs”); the timing and extent of changes in commodity prices, particularly natural gas and NGLs, the competitive effects of the available pipeline capacity in the regions Enable serves, and the effects of geographic and seasonal commodity price differentials, including the effects of these circumstances on re-contracting available capacity on Enable's interstate pipelines; the timing and extent of changes in the supply of natural gas, particularly supplies available for gathering by Enable's gathering and processing business and transporting by Enable's interstate and intrastate pipelines, including the impact of natural gas and NGLs prices on the level of drilling and production activities in the regions Enable serves; business conditions in the energy and natural gas midstream industries, including the demand for natural gas, NGLs, crude oil and midstream services; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; the impact on demand for our services resulting from cost-competitive advances in technology, such as distributed electricity generation and customer energy efficiency programs; technological developments, changing markets and other factors that result in competitive disadvantages and create the potential for impairment of existing assets; factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages, unusual maintenance or repairs; unanticipated changes to fossil fuel, natural gas or coal supply costs or availability due to higher demand, shortages, transportation problems or other developments; environmental incidents; or electric transmission or gas pipeline system constraints; availability and prices of raw materials for current and future construction projects; the effect of retroactive pricing of transactions in the SPP markets or adjustments in market pricing mechanisms by the SPP; federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws, safety laws or other regulations that may impact the cost of operations or restrict or change the way the Company’s facilities are operated; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; the cost of protecting assets against, or damage due to, terrorism or cyberattacks and other catastrophic events; creditworthiness of suppliers, customers and other contractual parties; social attitudes regarding the utility, natural gas and power industries; identification of suitable investment opportunities to enhance shareholder returns and achieve long-term financial objectives through business acquisitions and divestitures; increased pension and healthcare costs; the impact of extraordinary external events, such as the current pandemic health event resulting from COVID-19, and their collateral consequences, including extended disruption of economic activity in the Company’s markets; costs and other effects of legal and administrative proceedings, settlements, investigations, claims and matters; difficulty in making accurate assumptions and projections regarding future revenues and costs associated with the Company's equity investment in Enable that the Company does not control; Enable’s pending merger with Energy Transfer and the expected timing of the consummation of the merger; and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors in the Company's Form 10-K for the year ended December 31, 2020.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

Exhibit 99.01
OGE ENERGY CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions except per share data)	2021	2020	2021	2020
OPERATING REVENUES
Revenues from contracts with customers	$564.5	$492.0	$2,185.5	$912.4
Other revenues	12.9	11.5	22.5	22.4
Operating revenues	577.4	503.5	2,208.0	934.8
FUEL, PURCHASED POWER AND DIRECT TRANSMISSION EXPENSE	200.0	137.4	1,546.8	272.4
OPERATING EXPENSES
Other operation and maintenance	119.2	117.5	228.5	237.5
Depreciation and amortization	102.9	97.3	201.6	191.7
Taxes other than income	25.8	25.9	53.0	51.5
Operating expenses	247.9	240.7	483.1	480.7
OPERATING INCOME	129.5	125.4	178.1	181.7
OTHER INCOME (EXPENSE)
Equity in earnings (losses) of unconsolidated affiliates	33.5	26.9	86.7	(719.6)
Allowance for equity funds used during construction	1.6	1.3	2.9	2.6
Other net periodic benefit expense	(1.3)	(1.0)	(2.7)	(1.5)
Other income	6.3	14.1	9.3	21.5
Other expense	(6.7)	(12.4)	(8.7)	(18.5)
Net other income (expense)	33.4	28.9	87.5	(715.5)
INTEREST EXPENSE
Interest on long-term debt	37.8	38.8	76.2	75.4
Allowance for borrowed funds used during construction	(0.7)	(0.5)	(1.5)	(1.0)
Interest on short-term debt and other interest charges	2.8	2.5	4.6	4.7
Interest expense	39.9	40.8	79.3	79.1
INCOME (LOSS) BEFORE TAXES	123.0	113.5	186.3	(612.9)
INCOME TAX EXPENSE (BENEFIT)	10.1	27.6	20.7	(207.0)
NET INCOME (LOSS)	$112.9	$85.9	$165.6	$(405.9)
BASIC AVERAGE COMMON SHARES OUTSTANDING	200.2	200.2	200.1	200.2
DILUTED AVERAGE COMMON SHARES OUTSTANDING	200.4	200.5	200.2	200.2
BASIC EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.56	$0.43	$0.83	$(2.03)
DILUTED EARNINGS (LOSS) PER AVERAGE COMMON SHARE	$0.56	$0.43	$0.83	$(2.03)

Exhibit 99.01
OKLAHOMA GAS AND ELECTRIC COMPANY
FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in millions)	2021	2020	2021	2020
Operating revenues by classification:
Residential	$184.2	$208.4	$757.5	$380.7
Commercial	112.2	116.1	421.9	210.2
Industrial	38.7	45.7	186.4	88.3
Oilfield	29.6	39.1	190.9	78.1
Public authorities and street light	38.1	41.6	162.0	77.2
Sales for resale	0.1	0.1	0.1	—
System sales revenues	402.9	451.0	1,718.8	834.5
Provision for rate refund	—	(1.0)	—	(1.6)
Integrated market	128.3	8.5	430.4	15.7
Transmission	36.7	39.8	73.0	74.0
Other	9.5	5.2	(14.2)	12.2
Total operating revenues	$577.4	$503.5	$2,208.0	$934.8
MWh sales by classification (In millions)
Residential	2.0	2.2	4.5	4.4
Commercial	1.7	1.5	3.2	3.0
Industrial	1.0	0.9	2.0	2.0
Oilfield	1.0	1.0	2.0	2.1
Public authorities and street light	0.8	0.7	1.4	1.3
System sales	6.5	6.3	13.1	12.8
Integrated market	0.4	0.5	0.7	0.8
Total sales	6.9	6.8	13.8	13.6
Number of customers	874,713	863,234	874,713	863,234
Weighted-average cost of energy per kilowatt-hour (In cents)
Natural gas	2.919	1.907	20.973	1.784
Coal	1.897	1.976	1.835	1.962
Total fuel	2.346	1.760	11.634	1.655
Total fuel and purchased power	2.722	1.919	10.547	1.902
Degree days
Heating - Actual	291	302	2,357	1,951
Heating - Normal	220	204	2,020	2,004
Cooling - Actual	460	559	466	582
Cooling - Normal	569	626	582	639